EXHIBIT 10.10

SECOND AMENDMENT TO
SOUTHERN MICHIGAN BANK & TRUST
DIRECTOR DEFERRED FEE AGREEMENT
For

          THIS AMENDMENT executed on March 28, 2008, by SOUTHERN MICHIGAN BANK & TRUST, a state commercial bank located in Coldwater, Michigan (the "Company") and _____________________ (the "Director").

          The Company and the Director executed the Southern Michigan Bank & Trust Director Deferred Fee Agreement dated _____________ (the "Agreement"). Pursuant to the power of amendment reserved by Article 9 of the Agreement, the undersigned hereby amend, in part, said Agreement for the purpose of complying with the final deferred compensation regulations under Section 409A of the Internal Revenue Code. Therefore:

          Article 1, Section 1.6 is amended to read as follows:

          1.6          "Disability" means the Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, unable to engage in any substantial gainful activity.

          Article 1, Section 1.13 is amended to read as follows:

          1.13          "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever in a manner that constitutes a "separation from service" as that term in defined by Section 409A of the Code, other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the Director's status or the date of the Director's Termination of Service, the Company shall have the sole and absolute right to decide the dispute.

          Article 2, Section 2.2.2 is amended to read as follows:

          2.2.2    Hardship. If an unforeseeable financial emergency occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement. For purposes of this Agreement, an unforeseeable financial hardship shall mean an emergency need for funds resulting from extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

          Article 4, Section 4.3 is amended to read as follows:

          4.3          Disability Benefit. If the Director suffers a Disability, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          Article 4, Section 4.5 is amended to read as follows:

          4.5          Hardship Distribution. Upon the Board of Director's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship (including amounts necessary to pay taxes or penalties resulting from the distribution) and distribution shall not be made to the extent the unforeseeable financial hardship may be relieved through alternative means, such as insurance, liquidation of the Director's assets to the extent it would not cause a severe financial hardship, or by ceasing deferrals under this Agreement.

          A new Article 4, Section 4.6 is added to read as follows:

          4.6          Benefit Elections. The form of payment of Director's Normal Retirement Benefit, Disability Benefit and Change of Control Benefit in effect on December 31, 2007, on the Form of Benefit Election attached as Exhibit II to the Agreement is irrevocable as of December 31, 2007, and may not be subsequently changed except in accordance with the following restrictions:

          4.6.1    Effective Date. An election of a new form of payment will not take effect until 12 months after the date on which the election is made.

          4.6.2    Mandatory Deferral. Except for changes in the form of payment of Director's Disability Benefit, any new election of the form of payment will result in the payment being deferred for five years from the date the payment otherwise would have been made. The five year deferral will be calculated from the date the lump sum or first installment was otherwise scheduled to be paid.

          A new Article 4, Section 4.7 is added to read as follows:

          4.7          Delay in Payment. Notwithstanding any other timing provision in this Article 4, if, at the time Director would begin receiving payment of the Normal Retirement Benefit, Early Termination Benefit, or Change in Control Benefit, Director is a "specified employee" as defined by Section 409A of the Internal Revenue Code, then no payments will be made before the date that is six months after Director's Termination of Service. Payments to which Director would otherwise have been entitled during that six months will be accumulated and paid on the first day after six months following the date of Director's Termination of Service. All payments that would otherwise be made more than six months following the date of Director's Termination of Service will be made in accordance with the general timing provisions described above.

          Article 7, Section 7.3 is amended to read as follows:

          7.3          Excess Parachute Payment Gross-up. If any benefit payable under this Agreement would create an excise tax under the excess parachute rules of Section 280G of the Code, the Company shall pay to the Director an additional amount (the "Gross-up") equal to the Director's excise penalty tax amount divided by the sum of (one minus the sum of the penalty tax rate plus the Director's marginal income tax rate). The Gross-up shall be paid to Director in a lump sum by the end of the calendar year following the calendar year in which Director remits the related taxes.

          Article 7, Section 7.4 is amended to read as follows:

          7.4          Deferral Unwind Provision. If, for any reason, all or any portion of the Director's benefits becomes taxable under Section 409A of the Code prior to receipt, the Director may petition the Company for a distribution of that portion of the Director's benefit that has become taxable. Upon the grant of such a petition, the Company shall distribute to the Director immediately available funds in an amount equal to the portion of the benefit taxable under Section 409A of the Code. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Director's petition is granted.

          IN WITNESS OF THE ABOVE, the Director and the Company have agreed to this Amendment.

Director:	Company:

Southern Michigan Bank & Trust

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